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                                                                 EXHIBIT 10.32

                         LETTER OF CREDIT AGREEMENT



         This Letter of Credit Agreement (the "Agreement") is made and entered into this 6th day of March, 1998, by and between SANWA BANK CALIFORNIA (the "Bank") and ATG, INC. (the "Borrower").

                                  SECTION 1
                                 DEFINITIONS

1.1 Certain Defined Terms: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

         a. "Business Day" shall mean a day other than a Saturday or Sunday on which the Bank is open for business in Oakland, California.

         b. "Collateral" shall mean the property described in Section 6.1, together with any other personal or real property in which the Bank may be granted a lien or security interest to secure payment of the Obligations.

         c. "Credit Line" shall mean Two Million dollars ($2,000,000.00).

         d. "Debt" shall mean all liabilities of the Borrower.

         e. "Debt" shall mean the presentation of a draft(s) together with any accompanying documents by a beneficiary under a Letter of Credit to seeking payment under such Letter of Credit.

         f. "Effective Tangible Net Worth" shall mean the Borrower's stated net worth plus Subordinated Debt but less all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items including, but not limited to trade notes receivable, loans to officers and employees, and loans due from Affiliates).

         g. "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         h. "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid

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         Waste Management, Resource, Recovery and Recycling Act, the
         California Water Code and the California Health and Safety Code.

         i. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

         j. "Event of Default" shall have the meaning set forth in Section 10.

         k. "Expiration Date" shall mean September 30, 1998, or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 11, whichever shall occur first.

         l. "GAAP" shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements, and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

         m. "Guarantor" shall mean each of those individuals and/or entities identified in Section 6.2.

         n. "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

         o. "Indebtedness" shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be, in accordance with GAAP, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a lessor against loss.

         p. "Letter of Credit" shall mean a letter of credit issued by Bank pursuant to Section 2.

         q. "Letter of Credit Obligations" shall mean, at any time, the aggregate obligations of the Borrower then outstanding, or which may thereafter arise in respect of Letters of Credit then issued by Bank, to reimburse the amount paid by the Bank with respect to a past, present or future Drawing under Letters of Credit.

         r. "Obligations" shall mean all amounts owing by the Borrower to the Bank Pursuant to this Agreement.

         s. "Permitted Liens" shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being contested in good faith; (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security Interests upon or in any properly acquired or held by the Borrower in the ordinary course of business to secure Indebtedness outstanding on the

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         date hereof or permitted to be incurred under Section 10 hereof; (v)
         liens on equipment leased by the Borrower provided the aggregate amount of such leases complies with Section 10 hereof; (vi) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; and (vii) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets.

         t. "Reference Rate" shall mean an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such reference rate.

         u. "Sight Credit" means a Letter of Credit, the terms of which require the Bank to make payment upon presentation of conforming documents.

1.2 Accounting Terms: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3 Other Terms: Other terms not otherwise defined shall have, the meanings attributed to such terms in the California Uniform Commercial Code.

                                  SECTION 2
                              LETTERS OF CREDIT

2.1 Sight Credits. Subject to Section 5.1. the Bank hereby agrees to issue Sight Credits for and on behalf of Borrower for the purpose of credit enhancement for numerous bonding requirements to obtain government contracts.

2.2      Letter of Credit General Conditions.

         a. As a condition precedent to Bank's obligation to issue any Letter of Credit hereunder, the Borrower shall pay to the Bank its standard issuance fees and shall promptly pay, upon request, such other fees, commissions, costs and any out-of-pocket expenses charged or incurred, by the Bank with respect to any Letter of Credit.

         b. The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date and no Letter of Credit shall expire, and no draft under a Letter of Credit shall be payable, on a date which is after the Expiration Date.

         c. Each Letter of Credit shall be in form and substance satisfactory to the Bank and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the "transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

         d. Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank the Bank's standard form of application for issuance of a letter of credit with proper insertions, duly executed by Borrower.

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2.3 Drawings: Upon receipt from any beneficiary under a Letter of Credit of a demand for payment under such Letter of Credit (each a "Drawing"), the Bank shall promptly notify the Borrower. Borrower promises and agrees to immediately reimburse the Bank for any amounts paid the Bank pursuant to a Drawing. In the event the Borrower shall fail to reimburse the Bank for a Drawing and without waiving any Event of Default occasioned by such failure, the Borrower promises and agrees to pay interest on the amount of such Drawing at a rate equal to the Reference rate plus one percent (1%) per annum, calculated on the basis of 360 day per year but charged on the actual number of days elapsed, said rate of interest to be adjusted concurrently with any change in the Reference Rate.

                                  SECTION 3
                                  [Omitted]

                                  SECTION 4
                                  [Omitted]

                                  SECTION 5
                                  (Omitted)

                                  SECTION 6
                       OTHER LOAN TERMS AND CONDITIONS


6.1 The Collateral: To secure payment and performance of all the Borrower's Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, the Borrower hereby grants the Bank a security interest in and to all of the following property:

         Cash collateral of 50% of the amount outstanding of all letters of credit in account number 1137-58446 or in any other monies, deposit accounts, certificates of deposit and securities of the Borrower now or hereafter in the Bank's or its agents' possession.

The Bank's security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.

6.2 Guarantees: All of Borrower's Obligations and the full and timely performance by Borrower hereunder shall be unconditionally guaranteed in writing, in form and substance satisfactory to Bank (the "Guarantee"), by Doreen Chiu, Frank Chiu, and ATG Richland, each in the amount of $8,000,000 (each a "Guarantor").

6.3 Commitment Fee: Borrower promises and agrees to pay to Bank (i) a commitment fee (the "Commitment Fee") of 1.25% annually, pro-rated from the date of this Agreement to the Expiration Date, payable concurrently with the execution of this Agreement.

6.4 Costs. Borrower shall, upon Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirements or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any Import Letter of Credit or Acceptance.

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                                  SECTION 7
                            CONDITIONS OF LENDING

7.1 Conditions Precedent to the Initial Extension of Credit: The obligation of the Bank to issue the Initial Letter of Credit to, for or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Letter of Credit all of the following, in form and substance satisfactory to the Bank:

         a. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

         b. The Guarantee described in Sections 6.2 and 6.4 respectively.

         c. The Commitment Fee described in Section 6.3.

         d. Evidence satisfactory to Bank that its security interest in the Collateral is perfected and has priority over all other security interests and liens except those which may otherwise be approved by the Bank.

         e. Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

7.2 Conditions Precedent to All Extensions of Credit: The obligation of the Bank to issue each Letter of Credit to, for or on account, of the Borrower (including the initial Letter of Credit) shall be subject to the further conditions precedent that, or, on the date of each Letter of Credit and after the making, issuance or creation thereof:

         a. The Bank shall have received current reports, certifications and information required under Section 9.7.

         b. The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

         c. The representations contained in Section 8 and in any other document, instrument or certificate delivered to the Bank hereunder are correct.

         d. No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default.

         e. The Bank's security interest in the Collateral has been duly authorized, created and perfected, is of first priority and is in full force and effect.

         f. The Guaranties and are each in full force and effect.

7.3 Affirmation. The Borrower's acceptance of the proceeds of any Advance or Acceptance or applying for any Letter of Credit shall be deemed to constitute the Borrower's representation and warranty that all of the above conditions precedent have been satisfied.

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                                  SECTION 8
                       REPRESENTATIONS AND WARRANTIES


The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

8.1 Status: Borrower is a corporation duly organized and validly existing under the laws of the State of California, and is properly licensed and is qualified to do business and in good standing in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower; Borrower has all necessary powers, authority, rights and franchises to own its property and to carry on its business as now conducted. Borrower has no subsidiaries.

8.2 Authority: The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower; (ii) result In a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected: or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws, if the Borrower is a corporation; or
(iv) violate any provision of its partnership agreement, if the Borrower is a partnership.

8.3 Legal Effect. This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

8.4 Fictitious Trade Styles: Borrower is not, at present, doing business under or using any trade style in connection with its business operations. The Borrower shall notify the Bank not less than 30 days prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

8.5 Financial Statements: All financial statements, information and other data which may have been and which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been and will be prepared in accordance with GAAP consistently applied and accurately represent the financial condition and, as applicable, the other information disclosed therein. Since the most recent submission of such financial information and data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

8.6 Litigation: There are no, actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations or on the Collateral.

8.7 Title to Assets: The Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

8.8 ERISA: If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

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8.9 Taxes: The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

8.10 Environmental Matters. (a) The operations of the Borrower complies, and during the term of this Agreement will at all times comply, in all respects with all Environmental Laws, the Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and the Borrower is in compliance with all material terms and conditions of such Environmental Permits; neither the Borrower nor any of its present Property or operations is subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any Property of the Borrower that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to Property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Borrower. In addition, (i) the Borrower does not have any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Borrower has notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

                                  SECTION 9
                                  COVENANTS

The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing:

9.1 Preservation of Existence; Compliance with Applicable Laws: Maintain and preserve its existence and all rights and privileges now enjoyed; not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization; and conduct its business and operations in accordance with all applicable laws, rules and regulations.

9.2 Maintenance of Insurance: Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank.

9.3 Payment of Obligations and Taxes: Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

9.4 Inspection Rights. At any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative, thereof. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrower's expense, the amount of which shall be

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

payable immediately upon demand. In addition, the Bank may, at any reasonable time and from time to time, conduct inspections and audits of the Collateral and the Borrower's accounts payable, the cost and expenses of which shall be paid by the Borrower to the Bank upon demand.

9.5 Reporting and Certification Requirements. Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

         a. Not later than 120 days after the end of each of the Borrower's fiscal years, a copy of the Borrower's corporate tax return for the year just ended and a copy of the Borrower's annual financial report for such year which report shall be CPA audited.

         b. Not later than 30 days after the end of each of Borrower's quarter for the first three quarters, the Borrower's financial statement as of the end of such period which report shall be company prepared.

         c. Not later than April 1, 1998, a certified copy of the financial statement of the Guarantor who is an individual and a copy of such Guarantor's federal and state income tax returns for the year just ended.

         d. Not later than 304 days after Guarantor's fiscal year end (for each Guarantor who is other than an individual), a certified copy of the financial statement for such Guarantor which financial statement shall be company prepared and within 10 days of filing, a copy of such Guarantor's federal and state income tax returns.

         e. Promptly upon the Bank's request, such other information pertaining to the Borrower, the Collateral or any Guarantor hereunder as the Bank may reasonably request.

9.6 Additional Indebtedness: Not, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness in excess of $2,000,000.00 outstanding at any time other than (i) indebtedness owed or to be owed to the Bank; or (ii) indebtedness to trade creditors incurred in the ordinary course of the Borrower's business as conducted as of the date of this Agreement.

9.7 Loans: Not make any loans or advances or extend credit to any third person in excess of $500,000.00, including, but not limited to, directors, officers, shareholders, employees, affiliated entities and subsidiaries of the Borrower, except for credit extended in the ordinary course of the Borrower's business as presently conducted.

9.8 Liens and Encumbrances: Not create, assume or permit to exist in excess of $2,000,000.00 any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties or assets (including but not limited to any and all patents, trademarks, trade styles and trade names), or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens or as otherwise provided in this Agreement.

9.9 Compensation of Employees: Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal state law or regulation.

9.10 Capital Expense: Not make any investment in fixed assets or fixed capital expenditures, including, but not limited to, incurring liability for leases which would be, in accordance with generally accepted accounting principles, reported as capital leases, or purchase any real or personal property in an aggregate amount exceeding $4,000,000.00 in any one fiscal year.

9.1 Redemption or Repurchase of Stock: Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding.

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9.32 Payment of Dividends. Borrower will not declare or pay any dividends on any class of stock now or hereafter outstanding except dividends payable solely in the Borrower's capital stock.

9.13 Transfer Assets: Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets (including, but not limited to, the Collateral and any and all patents, trademarks, trade styles and trade names) except in the ordinary course of business as presently conducted by the Borrower and, then, only for full, fair and reasonable consideration.

9.14 Change in Nature of Business: Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

9.15     Financial Condition:  Maintain at all times:

         a. A minimum Effective Tangible Net Worth of at least $13,250,000.00.

         b. A ratio of Debt to Effective Tangible Net Worth of not more than
         1.15 to 1.

         c. A ratio of current assets to current liabilities of not less than
         1.3 to 1.

         d. No two consecutive quarter losses.

         e. A minimum debt service coverage ratio of the sum of net profit after tax plus depreciation and amortization (and term interest expense), less dividends, distributions and withdrawals, divided by the current portion of long term debt (plus term interest expense) of 1.05 to 1.

9.16 Compensation of Employees: Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

9.17     Notice:  Give prompt written notice to the Bank of:

         a. any and all Events of Default;

         b. any and all litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $100,000.00; and

         c. upon, but in no event later than 10 days after, becoming aware of
         (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws.

9.18 Environmental Laws. The Borrower shall conduct its operations and keep and maintain all of its property in compliance with all Environmental Laws and, upon the written request of the Bank, the Borrower shall submit to the Bank, at the Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 9.17C.

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                                 SECTION 10
                              EVENTS OF DEFAULT

Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

10.1 Non-Payment: The Borrower shall fail to pay any Obligations within ten (10) days of when due.

10.2 Performance Under This and Other Agreements: The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement evidencing or relating to any indebtedness of the Borrower (whether such indebtedness is owed to the Bank or third persons), and any such failure (exclusive of the payment of money to the Bank under this Agreement or under any other instrument, document or agreement, which failure shall constitute and be an immediate Event of Default if not paid when due or when demanded to be due) shall continue for more than fifteen (15) days after written notice from the Bank to the Borrower of the existence and character of such Event of Default.

10.3 Representations and Warranties; Financial Statements: Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

10.4 Insolvency: The Borrower or any Guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors;
(iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition;
(v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets, or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or substantial part of its properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

10.5 Execution: Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

10.6 Revocation or Limitation of Guaranty and/or Subordination: Any Guaranty or Subordination Agreement shall be revoked or limited or its enforceability or validity shall be contested by any Guarantor or Creditor, by operation of law, legal proceeding or otherwise or any Guarantor who is a natural person shall die.

10.7 Suspension: The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

10.8 Change in Ownership: There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 10% of the issued and outstanding capital stock of the Borrower, if a corporation, or there shall occur a change in any general partner or a change affecting the control of the Borrower, if a partnership.

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

                                 SECTION 11
                             REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

11.1 Acceleration: Declare any or all of the Borrower's indebtedness Owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

11.2 Letter of Credit Collateralization: Require Borrower to deposit with Bank an amount equal to the then existing Letter of Credit Obligations.

11.3 Cease Extending Credit: Cease issuing Letter of Credit or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

11.4 Termination: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

11.5 Protection of Security Interest: Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. The Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefor, all expenses and expenditures (including attorneys' fees) incurred in connection with the foregoing.

11.6 Foreclosure: Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as the Bank, in its sole judgment, deems to be necessary or appropriate and the Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with the Borrower's records pertaining thereto, or the Bank may require the Borrower to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank (including a copy of the Borrower's customer lists) at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of the Borrower to the Bank and shall be immediately paid by the Borrower to the Bank.

11.7 Non-Exclusivity of Remedies: Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

11.8 Application of Proceeds: All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied to the Borrower's indebtedness to the Bank as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of the Bank's lien in the Collateral, including court costs and reasonable attorneys' fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Obligations; next, to the payment of the outstanding principal balance of the Obligations; and last, to the payment of any other indebtedness owed by the Borrower to the Bank. Any excess Collateral or excess proceeds existing after the disposition or liquidation of the Collateral and after the expiration of all outstanding Letters of Credit will be returned or paid by the Bank to the Borrower.

                                 SECTION 12
                                MISCELLANEOUS

12.1 Amounts Payable on Demand: If the Borrower shall fall to pay on demand any amount so payable under this Agreement (including but not limited to interest), the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under the Line of Credit in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided under the Line of Credit.

12.2 Reliance: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank.

12.3 Attorneys' Fees: In the event of any dispute or legal action in relation to this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the Obligations, Borrower, in the case of a dispute, or the prevailing party, in the case of a legal action, shall, in addition to all other sums to which it may be entitled, be entitled to reasonable attorneys' fees.

12.4 Notices: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by Western Union telegram, addressed as set forth below or to such other address as may be specified from time to time in writing by either party to the other.

To the Borrower:                                     To the Bank

ATG, INC.                                            SANWA BANK CALIFORNIA
47375 Fremont Boulevard                              Oakland Main Office
Fremont, CA 94538                                    2127 Broadway
                                                     Oakland, CA 94612
Attn. Doreen Chiu
                                                     Attn: John Norawong

12.5 Waiver: Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any To the Bank; other right or default or constitute a waiver of any other default of the same or any other term or provision.

12.6 Conflicting Provisions: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

12.7 Waiver Of Jury Trial. THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

12.8 Binding Effect; Assignment: This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank, and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.

12.9 Jurisdiction: THIS AGREEMENT, THE RIGHTS OF THE PARTIES HEREUNDER TO AND CONCERNING THE COLLATERAL, AND ANY DOCUMENTS, INSTRUMENTS OR AGREEMENTS MENTIONED OR REFERRED TO HEREIN SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF CALIFORNIA, TO THE JURISDICTION OF WHOSE COURTS THE PARTIES HEREBY SUBMIT.

12.10 Headings: The headings herein set forth are solely for the purpose of identification and have no legal significance.

12.11 Entire Agreement: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

BANK:                                     BORROWER:

SANWA BANK CALIFORNIA                     ATG, INC.


By:                                       By:
   -------------------------------------     ---------------------------------
         John Norawong, Vice President
                                          Name/Title:
                                                     -------------------------


                                          By:
                                             ---------------------------------

                                          Name/Title:
                                                     -------------------------

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